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                                                                   EXHIBIT 99.14

                             COMPENSATION AGREEMENT
                             ----------------------

          This Agreement is made as of the 13th day of January, 1997 by and between GeoCities, a California corporation (the "Corporation"), and David C. Bohnett ("Optionee").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, in consideration for services performed by Optionee, the Corporation granted Optionee a stock option on January 13, 1997, to purchase 600,000 shares of the Corporation's Common Stock (the "Option") upon the terms and conditions set forth in the documentation evidencing such Option attached hereto.

          NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

          1. The Corporation and Optionee acknowledge and agree that the Option is granted solely as compensation for services rendered the Corporation by Optionee and not for any capital-raising purposes or in connection with any capital-raising activities.

          2. The Option shall not be transferable or assignable except in connection with Optionee's death.

          3. This Agreement is intended to constitute a written compensation contract within the meaning of Rule 701 of the Securities Act of 1933, as amended.

          4. This Agreement is intended solely to memorialize the agreement and understanding which exists between Optionee and the Corporation concerning the grant of the Option. Nothing herein or in the documentation evidencing the Option is intended to provide Optionee with the right to remain in the Corporation's service for any specific period, and Optionee's services may be terminated at any time by the Corporation, for any reason, with or without cause.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


OPTIONEE                                      GEOCITIES


                                        By:
-------------------------------------         ----------------------------------

                                        Title:
                                              ----------------------------------
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                            STOCK OPTION AGREEMENT
                            ----------------------

          This STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of January 13, 1997, by and between GeoCities, a California corporation, and DAVID C. BOHNETT, an employee of GeoCities (the "Optionee").

                             W I T N E S S E T H:
                             --------------------

          WHEREAS, the Optionee is currently serving as the president and chief executive officer, and is a director, of GeoCities; and

          WHEREAS, GeoCities desires to grant to the Optionee an option which does not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, to purchase shares of the common stock of GeoCities ("Common Stock");

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. GeoCities hereby grants to the Optionee the option to purchase 150,000 shares of Common Stock at a price per share of $3.54 upon the terms and subject to the conditions set forth herein.

          2. Subject to the conditions set forth herein, the right to exercise this option shall accrue in periodic installments as follows:

              (i) commencing January 13, 1998, this option may be exercised to the extent of 37,500 shares;

              (ii) commencing January 13, 1999, this option may be exercised to the extent of an additional 37,500 shares;

              (iii) commencing January 13, 2000, this option may be exercised to the extent of an additional 37,500 shares; and

              (iv) commencing January 13, 2001, this option may be exercised to the extent of an additional 37,500 shares.

This option may be exercised, in whole or in part, subject to the limitations imposed by the exercise schedule set forth above, at any time and from time to time commencing with the respective dates on which each portion becomes exercisable and continuing until January 13, 2004, at which time the entire unexercised portion of this option shall expire.

          3. For purposes of this Agreement, the Optionee's service as an officer and director of GeoCities shall be deemed to be the equivalent of the Optionee's employment with GeoCities, and all references to the Optionee's employment and cessation of employment shall be deemed to refer to the Optionee's service as an officer and director of GeoCities and his
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ceasing to be an officer and director of GeoCities, respectively. In the event of the termination of the Optionee's employment for any reason, including for cause or without cause, resignation, death or disability, then (i) the exercise schedule to which this option is subject pursuant to Paragraph 2 hereof shall be accelerated and such option shall be immediately exercisable, and (ii) the Optionee must then exercise his option within thirty (30) days thereafter. The Optionee shall be deemed to have waived the right to exercise his option as to any shares which the Optionee fails to purchase within such thirty (30) day period.

          4. This option shall be nontransferable by the Optionee, other than by will or the laws of descent and distribution.

          5. Subject to any required action of GeoCities's stockholders, the existence of outstanding options hereunder shall not affect GeoCities's right or power to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in its capital structure or business; to approve any merger or consolidation, issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock; to elect its dissolution or liquidation or that of any of its subsidiaries; to sell or transfer any of its business; or to do any other corporate act whether similar to the events described above or otherwise. If the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of securities, whether of GeoCities or any other corporation, by reason of recapitalization, reclassification, stock split, combination of shares, stock dividends or other similar event, the number and kind of securities as to which outstanding options may be exercised, and the option price at which outstanding options may be exercised may be adjusted by the Board of Directors, whose determination shall be binding and final.

          6. In the event of (i) a liquidation, dissolution or winding up of GeoCities, (ii) a consolidation or merger of GeoCities with or into any other corporation or corporations (other than a wholly-owned subsidiary), (iii) the sale, transfer or other disposition of all or substantially all of the assets of GeoCities or (iv) the consummation of any transaction or series of related transactions which results in GeoCities' shareholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity (collectively, a "Liquidation"), then in the event of any such Liquidation, the exercise schedule to which this option is subject pursuant to Paragraph 2 hereof shall be accelerated, and the option shall be immediately exercisable upon the consummation of any such Liquidation. Any actions taken hereunder by the Board of Directors may be done without consideration of any resulting income tax consequences to GeoCities or the Optionee.

          7. This option may be exercised in accordance with the terms hereof by: (a) giving written notice of such exercise to GeoCities, specifying the number of whole shares to be purchased and accompanied by full payment of the purchase price thereof, either in cash, by check or by delivery to GeoCities of shares of Common Stock already owned by the Optionee (duly endorsed in favor of GeoCities or accompanied by a duly endorsed stock power) together with the amount of any income tax GeoCities is required by law to withhold by reason of such exercise, and (b) giving satisfactory assurances in writing, if requested by GeoCities, signed by the person exercising this option, that the shares to be purchased upon such exercise are being purchased for investment and not with the view to distribution thereof. Any Common Stock which the Optionee acquires by his exercise of this option shall be subject to the rights and

                                       2
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restrictions set forth in the Optionee's employment agreement dated as of
December 28, 1995, as amended, and that certain Amended and Restated Rights Agreement, dated as of the date hereof, among the Optionee, GeoCities and certain other shareholders named therein.

          8. Unless the shares to be issued are at the time of issuance registered under the Securities Act of 1933, as amended, this option is granted on the condition that the purchase of stock hereunder shall be for investment purposes and not with the view to resale or distribution.

          9. Neither the Optionee nor any person claiming under or through him shall be, or have any of the rights or privileges of, a stockholder of GeoCities with respect to any of the shares issuable upon the exercise of this option, unless and until certificates representing such shares shall have been issued and delivered to him.

          10. Any notice to be given to GeoCities under the terms of this Agreement shall be addressed to GeoCities, in care of its President, at 1918 Main Street, Santa Monica, California 90405, or to such other address as GeoCities may hereafter designate in writing. Any notice to be given to the Optionee shall be addressed to the Optionee at the address set forth beneath his signature hereto, or at any other address as the Optionee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when personally delivered, or if mailed, two (2) business days following its being deposited in the United States mails in a properly sealed envelope, addressed as aforesaid, registered or certified, postage prepaid.

          11. Except as otherwise provided herein, this option and the rights and privileges conferred by this Agreement may not be transferred, assigned, pledged or hypothecated by the Optionee in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this option and the rights and privileges conferred upon the Optionee in this Agreement shall immediately become null and void.

          12. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

          13. Nothing in this Agreement is intended nor shall it be deemed, to create any employment agreement between the Optionee and GeoCities or to impose any obligation on the part of GeoCities to maintain Optionee's employment with GeoCities, and any rights that the Optionee may have GeoCities with respect to the Optionee's employment, other than as an at-will employee, shall be as set forth in a written employment agreement between the Optionee and GeoCities, if any.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

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                                    GEOCITIES

                                    By: _______________________________
                                        David C. Bohnett, President

          ACCEPTED:


          _________________________
          David C. Bohnett
          9000 Clifton Way, Penthouse, Beverly Hills, California 90211

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